R.H. Donnelley

newsrelease

Media Contact: Patricia McLean 914.933.6419	Analyst Contact: Frank Colarusso 914.933.3178

For Immediate Release

DONNELLEY IMPLEMENTS ACTIONS TO RESHAPE COMPANY

Buy Out of Bell Atlantic Contracts Completed;
Actions Bring $125 Million After Tax Cash Inflow

Purchase, New York - July 6, 2000 -- R.H. Donnelley Corporation (NYSE:RHD) today reported that the company has implemented the major strategic actions it announced on April 27, 2000 and expects that it will achieve the previously disclosed financial goals anticipated from these actions.

Today's announcement follows Bell Atlantic's June 30th buy out of Donnelley's New York State sales agency contracts. This buy out was part of a series of strategic actions announced in April designed to increase shareholder value, sharpen Donnelley's strategic focus, improve its earnings outlook and create a more efficient cost structure. These actions also included selling its Cincinnati One Book Directory to Yellow Book and establishing a new, extended relationship with Sprint, which the company estimates will result in a one-time operating income benefit of approximately $25 million to be recorded in the second quarter. Both of these actions were completed in April.

The company expects the net after-tax cash inflow from these actions to be approximately $125 million, as previously disclosed. This after-tax cash inflow consists of payments already received by the company less expected transaction and other related costs and taxes. In connection with these transactions, the company received a payment from Bell Atlantic of approximately $114 million, a commission payment from Bell Atlantic of approximately $57 million for sales which occurred prior to the buy out, and $8 million in proceeds from the sale of the Cincinnati Directory. The company expects to incur transaction and other related costs, including severance, of approximately $18 million and taxes of approximately $36 million. The company also anticipates recording a one-time, after-tax accounting gain of approximately $55 million in the second quarter in connection with these actions.

According to Frank R. Noonan, Chairman and CEO, "We have done what we said we would do. We took these actions to improve our earnings base, create a more efficient cost structure, and establish a solid financial foundation for providing attractive shareholder returns." Mr. Noonan cited the following:

  Excluding the one-time impacts of these actions, Donnelley anticipates achieving EPS in excess of $1.80 this year as previously disclosed. Looking beyond 2000, the company expects the actions it has taken to be significantly accretive to earnings.
  Donnelley has trimmed its portfolio to its highest margin core businesses, Sprint and DonTech, both of which the company believes are capable of providing above-industry growth.
  Productivity enhancements and cost reductions at the Raleigh, N.C. operation will result in second quarter and full year performance improvements.
  By the end of the year, the company will have reduced employment from approximately 1450 to approximately 700 employees. This includes the transfer of nearly 600 employees to Bell Atlantic and approximately 50 Cincinnati employees to Yellow Book, as well as a reduction of more than 100 corporate and other positions that had supported the divested businesses.

The after-tax net proceeds from these transactions, combined with expected free cash flow from ongoing operations, will be applied to drive shareholder value. Specifically, the company will begin to utilize its new share repurchase plan that provides for spending of up to $100 million over the next 18 to 24 months, subject to market conditions and compliance with the company's debt covenants. This plan follows a December 1999 authorization of $25 million, which was completed in the second quarter. The company will use the remaining proceeds to reduce debt and continue current levels of funding for the company's Internet initiative, GetDigitalSmart.com.

Mr. Noonan commented, "We are very pleased with both the outcome of the Bell Atlantic transaction, and with the combined effects of the bold actions we completed during the second quarter to realign our company. R.H. Donnelley has been an independent, publicly traded company for just two years and in that time we have taken tough, decisive steps to enhance shareholder value. We are focused on our highest margin businesses, and we have streamlined our organization and our cost structure to preserve and protect our strong value position."

R.H. Donnelley Corp. is a leading marketer of yellow pages and other marketing and advertising services tailored for small and medium-sized businesses. Donnelley's subsidiary, Get Digital Smart is a service-based provider of branded Internet marketing and e-solutions tailored for this market segment. For more information, please visit us at www.rhd.com or www.getdigitalsmart.com.

Safe Harbor Provision

Certain statements contained in this press release regarding R.H. Donnelley's future operating results or performance or business prospects and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "should," "planned," "estimated," "potential," "goal," "outlook," and similar expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements. Regardless of any identifying phrases, these statements and all other forward-looking statements reflect only R.H. Donnelley's current beliefs and specific assumptions with respect to future business decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause R.H. Donnelley's actual operating results, performance or business prospects to differ from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies include the following: (1) loss of market share through competition; (2) uncertainties caused by the consolidation of the telecommunications industry; (3) introduction of competing products or technologies by other companies, including those similar to the Internet services to be offered by Get Digital SmartSM; (4) complexity and uncertainty regarding the development and/or deployment of new high technology products, including the Internet services to be offered by Get Digital SmartSM; (5) difficulty or inability to successfully integrate the variety of products, technologies and services contemplated for Get Digital SmartSM into one comprehensive offering, and uncertainty regarding the acceptance rate of such an offering by the small business community; (6) pricing pressures from competitors and/or customers; (7) changes in the yellow pages industries and markets; and (8) a sustained economic downturn in the United States.